EXHIBIT 4.1

                              SNAP-ON INCORPORATED
                     FRANCHISED DEALER STOCK OWNERSHIP PLAN

   1.   PURPOSE OF THE PLAN

             The purpose of the Plan is to provide the franchised Dealers of Snap-on Incorporated (the "Corporation") an opportunity to purchase shares of the Corporation's Common Stock ("Stock").

   2.   ELIGIBILITY TO PARTICIPATE

             Any franchised Dealer of the Corporation or any of its subsidiaries at the offering date shall be eligible to participate in the Plan.

   3.   NUMBER OF SHARES TO BE OFFERED

             An aggregate of 700,000 shares of Stock will be offered for purchase under this Plan.

   4.   OFFERING DATES

             The date of the first offering under this Plan is May 15, 1991. An additional and separate offering will be made on May 15 in each following year until the Plan is terminated by the Corporation, unless all of the shares reserved hereunder are previously purchased. Each such year from an offering date to the succeeding offering date shall be hereinafter referred to as a "Plan Year."

   5.   PRICE

             The price per share will be the lesser of the market value of the Stock on (i) the offering date of a Plan Year and (ii) the succeeding May 14 (or the next business day after any such date, if such date is not a business day). Market value shall be the mean of the high and low prices for the Stock as reported on the New York Stock Exchange on such dates.

   6.   METHOD OF PAYMENT

             Payment is to be made by settlement of billings on each Dealer Invoice.

   7.   HOW AND WHEN TO PARTICIPATE

             A Franchised Dealer Stock Ownership Plan participation form must be signed and delivered to the Corporation during the month of May in the Plan Year. On the participation form, a participating franchised Dealer must indicate the amount of cash that the franchised Dealer desires the Corporation to accumulate on behalf of the franchised Dealer for each billing period applicable to the franchised Dealer. During the Plan Year, a participating franchised Dealer may increase or decrease the amount shown on the initial participation form by delivering a participation change form to the Corporation at least ten (10) days prior to the first day of the month in which the change is to be effective; any such changes submitted on a timely basis will be effective during the first business week of the following month. To maintain participation, a franchised Dealer must continue to reflect some level of participation in an even dollar amount during each billing period.

             A new participation form must be filed for each Plan Year the franchised Dealer wishes to participate in the Plan.

   8.   USE OF FUNDS

             All monthly payments or other funds received or held by the Corporation under this Plan may be used for any corporate purpose and need not be segregated in any way. No interest will be paid or credited on any money paid by the participating franchised Dealer.

   9.   PURCHASE OF STOCK

             Unless a franchised Dealer gives written notice to the Corporation as provided in paragraph 12, the franchised Dealer will purchase at the end of the Plan Year the number of whole shares of Stock which the accumulated monthly payments in the franchised Dealer's account at that time will purchase at the applicable price; provided, however, that, in any Plan Year, a franchised Dealer may not purchase more than two thousand (2,000) shares of Stock or more than $25,000 of market value of Stock (valued on May 15 of the Plan Year). Any cash balance remaining in the franchised Dealer's account after the end of the Plan Year will be carried forward in the account for the purchase of Stock in the next Plan Year if the franchised Dealer has elected to continue as a participant in the Plan. Otherwise, the franchised Dealer will receive a cash payment equal to the balance in the account.


   10.  DELIVERY OF STOCK

             Certificates for Stock purchases in each Plan Year will be issued in the ordinary course of business after the end of the Plan Year. However, the franchised Dealer will have no rights or privileges as a stockholder with respect to such Stock until the certificates are issued.

   11.  REGISTRATION AND QUALIFICATION OF SHARES

             The Corporation may postpone the issuance of Stock under the Plan until the registration requirements of the SEC and the securities laws of all states applicable to such Stock have been satisfied.

   12.  VOLUNTARY TERMINATION OF PARTICIPATION IN THE PLAN

             A franchised Dealer may terminate participation in the Plan and receive, as soon as practicable, a refund of the monthly payments credited to the franchised Dealer's account by giving written notice thereof to the Corporation; provided, however, that any such notice must be received by the Corporation prior to the end of the Plan Year. Any franchised Dealer who terminates will not be eligible to participate in the Plan until the beginning of the next Plan Year.

   13.  INVOLUNTARY TERMINATION OF PARTICIPATION IN THE PLAN

             In the event of any termination of the franchised Dealer's relationship with the Corporation or subsidiary, including death, before the end of the Plan Year, the amount credited to the franchised Dealer's account will be refunded to the franchised Dealer or his or her estate.

   14.  RIGHTS NOT TRANSFERABLE

             A franchised Dealer's rights under the Plan may not be sold, assigned, pledged or otherwise transferred in any manner.

   15.  ADJUSTMENT UPON CHANGE IN CAPITALIZATION

             In the event of a stock dividend, split-up, recapitalization, merger, consolidation, combination, or exchange of shares, or the like, the number of shares which may be purchased at the end of the Plan Year in which such event occurs, and the purchase price per share thereof, shall be appropriately adjusted by the Corporation. Upon the occurrence of any event of the type described in this paragraph 15, the Board of Directors shall also make appropriate changes in the number of shares of Stock that may be offered under the Plan and in the maximum number of shares that may be purchased by any participant in any Plan Year.

   16.  COSTS OF THE PLAN

             The Corporation will assume all fees and expenses incurred in connection with the Plan.

   17.  ADMINISTRATION OF THE PLAN

             Subject to direction of the Board of Directors, the President of the Corporation shall oversee the administration of the Plan and make such interpretations and regulations as he deems desirable or necessary in connection with its operation.

             The President of the Corporation may amend the Plan at any time if such amendment is necessary to cure any ambiguity, defect or omission in the Plan or if such amendment would not, in his judgment, have a material adverse effect on the financial interests of Plan participants. The Board of Directors of the Corporation may amend, suspend or terminate the Plan for any reason at the end of any Plan Year.

   18.  CORPORATE APPROVAL

             This Plan was restated and adopted by the Board of Directors on March 27, 1991 and subsequently amended on April 28, 1995 by the Board of Directors, which amendments shall be effective as of the Plan Year commencing May 15, 1995.